AMENDMENT NO. 17

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of April 17, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Oppenheimer Equity Income Fund and Invesco Oppenheimer Real Estate Fund;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco American Franchise Fund	February 12, 2010

Invesco California Tax-Free Income Fund	February 12, 2010

Invesco Core Plus Bond Fund	June 2, 2009

Invesco Equally-Weighted S&P 500 Fund	February 12, 2010

Invesco Equity and Income Fund	February 12, 2010

Invesco Floating Rate Fund	July 1, 2006

Invesco Global Real Estate Income Fund	March 12, 2007

Invesco Growth and Income Fund	February 12, 2010

Invesco Low Volatility Equity Yield Fund	July 1, 2006

Invesco Oppenheimer Capital Appreciation Fund	May 24, 2019

Invesco Oppenheimer Discovery Fund	May 24, 2019

Invesco Oppenheimer Master Loan Fund	May 24, 2019

Invesco Oppenheimer Senior Floating Rate Fund	May 24, 2019

Invesco Oppenheimer Senior Floating Rate Plus Fund	May 24, 2019

Invesco Oppenheimer Short Term Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® Short Duration High Yield Municipal Fund	May 24, 2019

Invesco Pennsylvania Tax Free Income Fund	February 12, 2010

Invesco S&P 500 Index Fund	February 12, 2010

Invesco Short Duration High Yield Municipal Fund	September 30, 2015

Invesco Small Cap Discovery Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $	100 billion
0.0150%	Next $	100 billion
0.0135%	Next $	100 billion
0.0125%	Next $	100 billion
0.010%	Over $	400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and Chief Legal Officer

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

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